EXHIBIT 4.9.2

Amendment No. 2
to License No. 5331 (registration series A 002190)
dated November 04, 1996

Section “Services to be rendered as of (no later than)” shall read as “February 01, 1998”.

First Deputy Chairman of the State Committee on Communications and Information of the Russian Federation	[Signature]	N. S. Marder

October 17, 1997

Head of the Department of the Organization of Licensing Activity	[Signature] [Seal]	N. M. Popov

14